                               ICHOR CORPORATION
                      c/o Suite 1250, 400 Burrard Street
                          Vancouver, British Columbia
                                    V6C 3A6


July 26, 1999


John Houston
4 Thomas Court Londglen Coleham
Shrewsbury, Shropshire, England

Frits Reidel
El Refugio 18500, Parcela 46
Santiago, Chile

Maarten Reidel
Piraner Strasse 31-33
Heidenau D-01809
Germany

Dear Sirs:

We write in connection with the acquisition by Ichor Corporation (the "Purchaser") of the shares of common stock of the capital of Nazca Holdings Ltd. (the "Corporation") held by John Houston, Maarten Reidel and Frits Reidel (the "Vendors").

By agreement dated October 17, 1998 (the "Purchase Agreement") the Purchasers acquired from the Vendors and the minority shareholders of the Corporation (collectively the "Original Vendors") all of the issued and outstanding shares of the Corporation. The acquisition completed on October 20, 1998, but was subject to certain subsequent events including the Corporation meeting a sales target by May 31, 1999 (the "Performance Condition"). The Performance Condition was set out in a collateral agreement (the "Collateral Agreement") entered into between the Original Vendors and certain parties affiliated with the Purchaser (the "Affiliates"). Under the Collateral Agreement payments were required to be made by the Affiliates to the Original Vendors, subject to the Performance Condition first being satisfied.

A disagreement arose among the parties hereto as to the performance and status of the Purchase Agreement and the rights of the parties thereunder. The Purchaser and the Vendors have agreed to resolve all matters relating to the status and effect of the Purchase Agreement and to enter into this Agreement to settle and amend the rights and interests of the parties hereto.

All monetary amounts referred to herein are in lawful currency of the United States of America, unless otherwise expressly stated.

1.     AMENDMENT AND REPLACEMENT

1.1 The parties hereby acknowledge and agree that this Agreement replaces the Purchase Agreement as between the Purchaser and the Vendors and the Purchase Agreement and the Collateral Agreement are of no further force or effect.


2.     PURCHASE OF THE VENDORS' SHARES

2.1 Subject to the terms and conditions hereof, the Purchaser hereby offers to purchase from the Vendors and, by their acceptance hereof, the Vendors agree to sell to the Purchaser all of their shares of common stock in the capital of the Corporation as set out in Schedule "A" hereto (the "Purchased Securities") in exchange for the Residual Payments (as hereinafter defined) and in consideration of the covenants and agreements set out herein.


3.     PURCHASE OF MINORITY INTEREST

3.1 Subject to the completion of the purchase of the Purchased Securities, the Purchasers covenant and agree, within 30 days of the Closing Date, to offer to purchase all of the remaining issued and outstanding shares of the Corporation, as set out in Schedule "B" hereto, from the Corporation's minority shareholders, upon substantially the terms set out in this Agreement, pro rata to their interests, mutatis mutandis.


4.     COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE VENDORS

4.1 The Vendors, by their acceptance hereof, jointly and severally covenant, represent and warrant as follows and acknowledge and confirm that the Purchaser is relying upon such covenants, representations and warranties in connection with the purchase by the Purchaser of the Purchased Securities:

(a) all the Purchased Securities are now, and at the Time of Closing (as defined herein) will be, owned by the Vendors as the sole legal and beneficial owners of record with good and marketable title thereto, free and clear of any mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances or demands whatsoever, and the Purchased Securities are issued and outstanding as fully paid and non-assessable;

(b) no person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from the Vendors of any of the Purchased Securities or any interest therein or right thereto, except the Purchaser pursuant hereto;

(c) the Vendors have all necessary power and authority to execute and deliver the agreement resulting from their acceptance hereof (the "Agreement"), to sell the Purchased Securities to the Purchaser and to perform their obligations hereunder;

(d) none of the Vendors act as nominee, agent, trustee, executor, administrator or other legal representative on behalf of any other person, firm or corporation in respect of the Purchased Securities;

(e) this Agreement has been duly executed and delivered by and on behalf of the Vendors and constitutes legal, valid and binding obligations of the Vendors enforceable against the Vendors in accordance with its terms;

(f) the authorized and issued capital of the Corporation is now, and at the Time of Closing will be, as set out in Schedule "C" attached hereto;

(g) other than the Purchased Securities, and the minority shareholdings set out in Schedule "B" hereto, there are no other shares, options, warrants or securities of the Corporation issued or issuable;

(h) the Purchased Securities are now, and at all times up to and including the Time of Closing will continue to be, registered in the name of the Vendors on the applicable securities registers of the Corporation;

(i) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby will not conflict with, result in a default under, or accelerate or permit the acceleration of the performance required by any agreement or instrument to which the Vendors or the Corporation is a party, any applicable law, rule or regulation, or any of the provisions of the constituting documents or by-laws of the Corporation;

(j) the Corporation is a corporation duly incorporated, organized and subsisting under the laws of the Bahamas and has, on a timely basis, duly filed or delivered all reports, filings, federal, state and local tax returns and other material required to be filed with or delivered to any regulatory authority having jurisdiction under applicable law;

(k) Nazca S.A. is a corporation duly incorporated, organized and subsisting under the laws of Chile and has, on a timely basis, duly filed or delivered all reports, filings, federal, state and local tax returns and other material required to be filed with or delivered to any regulatory authority having jurisdiction under applicable law;

(l) the balance sheets of the Corporation as at December 31, 1998 and the statements of operations, accumulated deficit and cash flows for the year then ended (the "Financial Statements"), have been prepared in accordance with United States generally accepted accounting principles ("GAAP") on a basis consistent with previous years and present fairly, the assets, liabilities and financial condition of the Corporation as at such dates and the sales, income and results of operations of the Corporation and its subsidiaries on a consolidated basis during the periods covered thereby;

(m) to the knowledge of the Vendors there are no material liabilities (absolute, accrued, contingent or otherwise) of the Corporation or any of its subsidiaries of any kind whatsoever other than as disclosed in the Financial Statements;

(n) all material financial transactions of the Corporation and its subsidiaries have been recorded in the financial books and records of the Corporation in accordance with good business practices, and such financial books and records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Corporation and its subsidiaries shown in the Financial Statements;

(o) there has been no material adverse change in the business affairs, operations or prospects (financial or otherwise) of the Corporation or Nazca S.A. since December 31, 1998;

(p) none of the Vendors nor any associates thereof are a party to, or are aware of, any agreement, commitment or understanding with respect to the exercise of any voting rights attaching to any securities of the Corporation or subsidiary thereof or any voting trust agreement or other agreement relating to securities of the Corporation or subsidiary thereof;

(q) Nazca S.A. is a wholly-owned subsidiary of the Corporation, with the exception of 100 shares held by Frits Reidel as resident shareholder, and no person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from the Corporation of any shares of Nazca S.A. or any interest therein or right thereto;

(r) Other than as disclosed to the Purchaser, neither the Corporation nor Nazca S.A. is indebted to, or has any contractual relationship, including any consulting or contracting agreement with, any of the Vendors or any person or company affiliated with the Vendors or with whom any of the Vendors does not deal at arms' length and the Vendors have no interest, direct or indirect, and no company or person with whom the Vendors do not deal at arm's length have any interest, direct or indirect in the Corporation or Nazca S.A. other than in the Purchased Securities to be transferred hereunder;

(s) Nazca S.A. has applied for or has been granted exploration concessions for the areas more particularly known and described as Pampa Caya, Pampa Lina, Pampa Llallqui, Salar de Veronica, Lequema and Quebrada del Leon (collectively the "Original Concessions"). Applications are pending for Pampa Lina, Pampa Llallqui and Lequema. Exploration concessions have been granted for Pampa Caya, Salar de Veronica and Quebrada del Leon. All such exploration concessions (applications or grants) are in good standing and are legally and beneficially held by Nazca S.A.;


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                                       5


(t) The Original Concessions have potential wellfield capacities, measured in litres per second (l/s) as follows:

                    Name of Grant             Litres per Second
                    -------------             -----------------

                     Pampa Caya                    100 l/s

                     Pampa Lina                    100 l/s

                     Pampa Llallqui                100 l/s

                     Salar de Veronica             60 l/s

                     Lequema                       500 l/s

                     Quebrada del Leon             500 l/s

(u) Nazca S.A. holds a 50% interest in water rights located on private lands known as the Calama Joint Venture which has a potential wellfield capacity of 200 l/s.


5.     COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1 The Purchaser covenants, represents and warrants as follows and hereby acknowledges and confirms that the Vendors are relying upon such covenants, representations and warranties in connection with the sale by them of the Purchased Securities:

(a) the Purchaser has all necessary power and authority to execute and deliver this offer, to purchase the Purchased Securities pursuant to the provisions hereof and to perform its obligations hereunder; and

(b) this offer has been duly executed and delivered by and on behalf of the Purchaser and this Agreement will constitute a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

5.2 The Purchaser covenants and agrees to pay and deliver to the Vendors, or their successors or assigns, pro rata to their respective shareholdings in the Corporation as at the Closing Date, residual payments equal to 20% of the Operating Cash Flow (as hereinafter defined) from the Chilean Operations (as hereinafter defined) (the "Residual Payments").

       "Operating Cash Flow" means earnings before interest and taxes calculated in accordance with GAAP in respect of the Chilean Operations. "Chilean Operations" means the exploration for, access to, removal of and sale of water by the Corporation and/or Nazca S.A. in Chile.

        The Residual Payments required under Section 5.2 shall be paid quarterly within 60 days following the end of each fiscal quarter of the Purchaser in which Operating Cash Flow is generated.

5.3 In lieu of making the Residual Payments specified in subsection 5.2 hereof in respect of any of the Chilean Operations including any Original Concession, the Purchaser may, subject to Section 9.1 hereof, at its option, cause Nazca S.A., or the Corporation, as the case may be, to offer such operation or Original Concession, in respect of which such Residual Payment, or portion thereof, would be calculated and required to be paid, to the Vendors, pro rata to their shareholdings at the Date of Closing, whereupon the Vendors shall have the option of purchasing such operation or Original Concession for $1.00, such operation or Original Concession to be transferred to the Vendors, following such purchase, pro rata to their shareholdings of the Corporation as at the Closing Date, following which the Purchaser shall have no further Residual Payment obligations in respect thereof.

5.4 The Purchaser covenants and agrees to provide additional short term funding by way of a demand loan to the Corporation for general working capital purposes in the amount of $80,000 on the Closing Date.

5.5 Each minority shareholder of the Corporation that sells his shares to the Purchaser in accordance with Section 3.1 hereof shall be deemed, for all purposes, to be a Vendor under this Agreement.


6.     CLOSING PROCEDURE

6.1 The closing of the purchase and sale of the Purchased Securities shall take place on July 28, 1999 at the offices of the Purchaser or at such other time or place as may be mutually agreed upon. The date of the closing of the purchase and sale of the Purchased Securities is referred to herein as the "Closing Date" and the time of closing on such date is referred to herein as the "Time of Closing".

6.2 At the Time of Closing on the Closing Date, the Vendors agree to deliver to the Purchaser an executed copy of this Agreement together with the following:

(a) definitive certificates representing the Purchased Securities duly endorsed for transfer to the Purchaser, or as the Purchaser may in writing direct, together with evidence that all required formalities have been observed; and

(b) copies of documentation authorizing execution of this Agreement, and any of the documents required to complete the transactions contemplated hereby.

At the Time of Closing on the Closing Date, the Purchaser agrees to deliver to the Vendors an executed copy of this Agreement. Contemporaneously with the closing of the purchase and sale of the Purchased Securities, the certificates representing the Purchased Securities delivered by the Vendors as aforesaid shall be tendered to the Corporation and the parties shall arrange for the


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                                       7


immediate delivery to the Purchaser of definitive certificates representing the Purchased Securities duly issued and registered in the name of the Purchaser or as it may in writing direct.


7.     CONDITIONS OF CLOSING

7.1 The obligation of the Purchaser to purchase the Purchased Securities shall be subject to the following conditions for the exclusive benefit of the Purchaser to be fulfilled, waived, and/or performed at or prior to the Time of Closing on the Closing Date:

(a) no action or proceeding shall be pending or threatened by any person, company, firm, governmental authority, securities commission, regulatory body or agency to enjoin or prohibit the purchase and sale of the Purchased Securities contemplated hereby or the right of the Purchaser to own the Purchased Securities or to suspend or stop trading in securities of the Corporation;

(b) the covenants, representations and warranties of the Vendors contained in Article 4 hereof shall be true and correct on and as of the date of the acceptance of this offer by the Vendors and shall also be true and correct on and as of the Closing Date with the same force and effect as though such covenants, representations and warranties had been made on and as of such date;

(c) the Vendors shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it;

(d) since the date hereof, the Corporation shall not have redeemed, purchased or otherwise acquired any of its outstanding shares or authorized or agreed to any such redemption, purchase or acquisition or declared or paid any dividends or authorized or made any distributions or agreed to do so on or in respect of its outstanding securities; and

(e) since the date hereof, the Corporation shall not have reserved, set aside, allotted, issued or agreed to reserve, set aside, allot or issue, conditionally or otherwise, any shares or any securities, rights or warrants having the right or option to acquire, directly or indirectly, through purchase, conversion, exchange or otherwise, any shares.

       In case any of the foregoing conditions has not been fulfilled, waived and/or performed at or before the Time of Closing to the satisfaction of the Purchaser, the Purchaser may rescind this Agreement by notice to the Vendors and in such event the parties hereto shall be released from all obligations hereunder; provided that any of such conditions may be waived in whole or in part by the Purchaser without prejudice to its rights of rescission in the event of the non-fulfillment of any other condition or conditions.

8.     COVENANTS OF THE VENDORS

8.1 The Vendors agree to cause the Corporation and the Corporation agrees to fulfill and\or perform all of the conditions referred to in subsections 7.1(d) and 7.1(e) prior to the Time of Closing.

9.     VENDORS' OPTION

9.1 In the event that the Corporation, or Nazca S.A. receives one or more bona fide enforceable written funding commitments, in a minimum aggregate amount of $500,000, payable, in cash, kind or by provision of services, within 12 months of the Closing Date (the "Option Period"), the Vendors shall have the option (the "Option"), at their sole discretion, exercisable on a pro-rata basis (provided that if any Vendor chooses not to exercise his Option, the other Vendors may do so, on a pro rata basis) to purchase from the Purchaser that number of the Purchased Securities (the "Purchased Shares") such that following the completion of the purchase and sale thereof, the Purchaser shall retain 10% of the issued and outstanding shares of the Corporation. The purchase price for the Purchased Shares shall be $1.00, in aggregate, plus an amount equal to the pro rata portion of any Residual Payments made by the Purchaser to the Vendors in respect of the Purchased Shares (excluding any amount in respect of the Corporation's shares retained by the Purchaser). The closing of the purchase and sale of the Purchased Shares shall take place on the date that is 15 days following delivery of a notice of exercise of the Option by one or more of the Vendors in accordance with the terms hereof, whereupon the Purchaser shall have no further liability or obligations to the Vendors under Section 5.2 hereof. The closing procedures set out in Article 6 hereof shall apply, mutatis mutandis, to any sale of the Purchased Shares occurring as a result of the exercise of the Option.

       The Purchaser shall not transfer, pledge, mortgage or hypothecate the Purchased Shares during the Option Period.


10.    REPAYMENT OF INTER-COMPANY LOANS

10.1 In the event of the exercise of the Option as set out in Section 9.1 hereof, upon completion of the purchase and sale of the Purchased Shares, all amounts advanced from the Purchaser to the Corporation, including all amounts advanced under Section 5.4 hereof (the "Loans") shall become due and payable to the Purchaser upon the following terms:

(a) The Loans shall accrue interest from such date at the rate of 10% per annum calculated annually on the principal amount thereof and shall accrue interest on overdue interest at such rate, as well after as before maturity and default, such interest payable monthly on the 1st day of each successive month, in arrears, until payment in full; and

(b) The Loans shall mature and shall be repaid to the Purchaser on the date that is 5 years following the date of completion of the purchase and sale of the Purchased Shares.

In the event of an exercise of the Option, the Corporation and Nazca S.A. shall deliver a promissory note upon the closing of the purchase and sale of the Purchased Shares to evidence the Loans.


11.    COSTS AND EXPENSES

11.1 All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.


12.    ENTIRE AGREEMENT

12.1 The agreement resulting from acceptance of this offer shall constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and shall supersede any prior agreement, representation or understanding with respect thereto.


13.    TIME OF THE ESSENCE

13.1   Time shall be of the essence hereof.


14.    SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

14.1 The respective covenants, representations and warranties of the parties contained herein shall survive the closing of the purchase and sale of the Purchased Securities herein provided for, and, notwithstanding such closing, or any investigation made by or on behalf of any party, shall continue in full force and effect for the benefit of the party to whom the covenant, representation or warranty was made.


15.    NOTICES

15.1 Any notice, direction or other instrument required or permitted to be given to any party hereto shall be in writing and may be given by delivering or sending by facsimile the same to the Vendors at:

Maarten Reidel
Dresden Papier AG
Piraner Strasse 31-33
Heidenau D-01809
Germany
Facsimile No.:  49-3529-518-204

John Houston
4 Thomas Court Londgen Coleham
Shrewsbury, Shropshire, England
Facsimile No.:  44-174-335-0512

Frits Reidel
El Refugio 18500, Parcela 46
Santiago, Chile
Facsimile No.: 56-2-321-5062

and to the Purchaser at:

Ichor Corporation
c/o Suite 1250, 400 Burrard Street
Vancouver, British Columbia
V6C 3A6
Attention: President
Facsimile No.: (604) 683 3205

15.2 Any such notice, direction or other instrument shall be deemed to have been given or made on the date on which it was delivered or sent by facsimile (or, if such day is not a business day, on the next following business day).


16.    GOVERNING LAW

16.1 This Agreement shall be construed and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the state of Delaware and the applicable federal laws of the United States, and the parties hereto irrevocably attorn to the exclusive jurisdiction of the courts of the United States.


17.    CONFIDENTIALITY

17.1 This Agreement shall be kept confidential by the parties hereto and no public announcement or press release concerning this Agreement shall be made by either party without the consent of the other party, except as may be required by law or applicable securities rules, regulations or policies.


18.    SUCCESSORS AND ASSIGNS

18.1 No party may assign any of its rights or obligations hereunder to any other person, firm or corporation without the prior written consent of the other parties hereto, except that the Purchaser may assign this Agreement and its rights hereunder in whole or in part to one or more corporations all of the shares of which are beneficially owned by the Purchaser or any of its affiliates.

18.2 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.


19.    FURTHER ASSURANCES

19.1 The parties will, from time to time, from the date of this Agreement, at the request of the other party, execute and deliver all such other and additional instruments and other documents essential to and do all such other acts and things as may be reasonably necessary or convenient to more fully carry out the intent and purposes of the terms of this Agreement.


20.    INDEMNITIES

20.1 The Vendors hereby covenant and agree to hold the Purchaser harmless and indemnify the Purchaser in respect of any bona fide matter or claim that any third party may raise or bring against the Purchaser in connection with the Corporation or Nazca S.A. arising prior to or on the Closing Date.

20.2 The Purchaser hereby covenants and agrees to hold the Vendors harmless and indemnify the Vendors in respect of any bona fide matter or claim that any arm's length third party may raise or bring against the Vendors resulting from this Agreement.


21.    ARBITRATION

21.1 In the event of a dispute between the parties hereto with respect to any term or condition of this Agreement, if such dispute cannot be resolved by the parties, then in any such event the matter shall be referred to a single arbitrator, pursuant to Delaware law, whose decision shall be final and binding upon all parties hereto. Any matter, issue or dispute referred to arbitration will be dealt with on an expeditious basis with the parties hereto using all commercially reasonable efforts to obtain and implement a timely decision of the arbitrator.


22.    EFFECTIVE DATE

22.1 Notwithstanding the date of execution hereof or the completion of the transactions contemplated hereby, this Agreement shall, upon completion, be effective as of June 30, 1999.

23.    ACCEPTANCE OF OFFER

23.1 This offer is open for acceptance by the Vendors in the manner indicated below until, but not after, 4:00 o'clock p.m. (Vancouver time) on July 28, 1999, and if not accepted on or before such time on such date shall be null and void. This offer may be accepted only by the Vendors signing and returning the accompanying duplicate of this offer or a counterpart hereof to the Purchaser or an officer of the Purchaser or by sending by facsimile to the Purchaser, in the manner provided in section 15.1, a copy of a signed counterpart hereof at or before the said time. Upon acceptance of this offer by the Vendors as aforesaid, this offer shall become an agreement of purchase and sale between the Vendors and the Purchaser in accordance with its terms.

Yours very truly,

ICHOR CORPORATION

By:  /s/ Roy Zanatta
-------------------------

Name:   Roy Zanatta
-------------------------

Title:  Secretary
-------------------------


The foregoing offer is hereby accepted and agreed to by the undersigned on this 28 day of July, 1999.
     ----


SIGNED, SEALED & DELIVERED       )
In the presence of:              )
                                 )       /s/ John Houston
                                 )     --------------------------
Signature ---------------------- )     John Houston
                                 )
                                 )
Address ------------------------ )
                                 )
                                 )
Occupation --------------------- )

SIGNED, SEALED & DELIVERED       )
In the presence of:              )
                                 )       /s/ Frits Reidel
                                 )     -------------------------
Signature ---------------------- )     Frits Reidel
                                 )
                                 )
Address ------------------------ )
                                 )
                                 )
Occupation --------------------- )


SIGNED, SEALED & DELIVERED       )
In the presence of:              )
                                 )       /s/ Maarten Reidel
                                 )     -------------------------
Signature ---------------------- )     Maarten Reidel
                                 )
                                 )
Address ------------------------ )
                                 )
                                 )
Occupation --------------------- )

                                 SCHEDULE "A"

                      Vendors and Vendors' Shareholdings
                      ----------------------------------


           Name and Address                        Number of Shares
           ----------------                        ----------------

1.         John Houston                            337,357
           4 Thomas Court Londgden Coleham
           Shrewsbury, Shropshire, England

2.         Maarten Reidel                          485,559
           Piraner Strasse 31-33
           Heidenau, Germany

3.         Frits Reidel                            130,625
           El Refugio 18500, Parcela 46
           Santiago, Chile

                                 SCHEDULE "B"

        Minority Shareholders and Minority Shareholders' Shareholdings
        --------------------------------------------------------------

           Name and Address                        Number of Shares
           ----------------                        ----------------

1.         Geoff Beale                             40,114
           22 Kenwood Gardens
           Shrewsbury, Shropshire, England

2.         Mark Anderson                           40,114
           6 Severn Bank
           Shrewsbury, Shropshire, England

3.         Rod Cameron                             29,750
           The Warren, Warren Street
           New Lenham, Kent, England

4.         Jonathan Wyatt                          21,857
           Rose Villa Broughhall
           Whitechurch, Shropshire, England

5.         Jerry Rowe                              15,689
           5556 Colorow Drive
           Morrison, Colorado, U.S.A.

                                 SCHEDULE "C"

        Outstanding Capital of Nazca Holdings Ltd. as at June 30, 1999
        --------------------------------------------------------------


                               Authorized                      Number of
     Description                 Shares                    Shares Outstanding
     -----------               ----------                  ------------------

     Common Shares             2,000,000 shares (U.S.)         1,101,065
     having a value of
     $1.00 (U.S.) per
     share


Breakdown of Shareholdings

     Shareholder                              Number of Shares


     John Houston                             337,357

     Maarten Reidel                           485,559

     Frits Reidel                             130,625

     Geoff Beale                              40,114

     Mark Anderson                            40,114

     Rod Cameron                              29,750

     Jonathan Wyatt                           21,857

     Jerry Rowe                               15,689
                                             -------

                                             1,101,065